EXHIBIT 9

OPINION OF AND CONSENT OF COUNSEL

April 2009

C.M. Life Insurance Company

100 Bright Meadow Boulevard

Enfield, CT 06082

Re:	Post-Effective Amendment No. 13 to Registration Statement
No. 333-80991 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment to Registration Statement No. 333-80991 on Form N-4 under the Securities Act of 1933 for C.M. Life Insurance Company’s (CM Life) flexible premium variable annuity contract (the Contract). C.M. Multi-Account A issues the Contract.

As an attorney for Massachusetts Mutual Life Insurance Company (MassMutual), I provide legal advice to CM Life in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. CM Life is a valid and subsisting corporation, organized and operated under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. C.M. Multi-Account A is a separate account validly established and maintained by CM Life in accordance with Connecticut law.

3. The Contract, when properly issued, is a legal and binding obligation of CM Life in accordance with its terms.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s /    JOHN E. DEITELBAUM

John E. Deitelbaum

Vice President